Exhibit 3.01(2)
                                ---------------



                        TO THE ARTICLES OF INCORPORATION

                                       OF

                                 REMOTEMDX, INC.

         Pursuant to and in accordance with the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, as amended, (the "Act"), the undersigned, RemoteMDx, Inc. (the "Corporation") hereby declares and certifies as follows:

         1.   The name of the Corporation is RemoteMDx, Inc.

         2. The text of the amendment to the Articles of Incorporation of the Corporation adopted by Unanimous Written Consent of the Directors of the Corporation and recommended to the shareholders of the Corporation is as follows:

         The first paragraph of "Article III, Capital Stock," is hereby amended by substituting the following paragraph in its place:

         "The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock authorized to be issued is one hundred million (100,000,000) and the total number of shares of Preferred Stock authorized to be issued is ten million (10,000,000). The Common Stock and the Preferred Stock shall each have a par value of $0.0001 per share."

         3.   The  amendment  specified  above does not provide for an exchange,
              reclassification,   or   cancellation  of  issued  shares  of  the
              Corporation.

         4. The amendment specified above was adopted as of March 10, 2004 by Unanimous Written Consent of the Board of Directors of the Corporation, and in accordance with the requirements of the Act and the Bylaws of the Corporation. The Board of Directors unanimously recommended approval of the amendment by the shareholders of the Corporation. On May 5, 2004, such amendment specified above was approved by a vote of shareholders owning a majority of the issued and outstanding voting securities of the Corporation, who also approved the adoption of the attached Amended and Restated Articles of Incorporation as the articles of incorporation of the Corporation effective with the filing thereof with the Utah Division of Corporations and Commercial Code. Approval of the amendment and the Amended and Restated Articles of Incorporation was as follows:

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

--------------------------------------------------------------------------------------------
                         OUTSTANDING SHARES     TOTAL     VOTES CAST FOR  VOTES CAST AGAINST
  DESIGNATION OF STOCK                       VOTES CAST   AMENDMENT AND     AMENDMENT OR
                                                           RESTATEMENT       ABSTAINING
--------------------------------------------------------------------------------------------
 Common Stock and Series
B Voting Preferred Stock    29,616,148       21,063,665    20,316,106          747,559
--------------------------------------------------------------------------------------------

         Such votes cast were sufficient for approval of the Amendment and adoption of the Amended and Restated Articles of Incorporation.

         IN WITNESS WHEREOF, this Amendment to the Articles of Incorporation of the Corporation is executed as of the 3rd day of October 2005.

                                        RemoteMDx, Inc.,
                                        a Utah corporation


                                        By /s/ Michael G. Acton
                                           --------------------

                                        Name:  Michael G. Acton
                                               ----------------

                                        Title:  CFO/Secretary
                                                -------------


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